Exhibit 99.1

New York, New York, January 16, 2009 – Volt Information Sciences, Inc. (NYSE: VOL) today reported that it has filed a Notification of Late Filing under Rule 12b-25 of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission (the “SEC”) for its Annual Report on Form 10-K for the fiscal year ended November 2, 2008. This filing provides for an extension for the filing of its Annual Report on Form 10-K until February 2, 2009.

In the notification, which was filed on Form 12b-25, Volt said that based upon indications of impairment of goodwill in the fourth quarter of fiscal 2008 as a result of recent operating performance and business outlook primarily due to the general economic conditions, the Company commenced an impairment analysis in accordance with Financial Accounting Standards Board Statement No. 142. The Company anticipates reporting an estimated non-cash impairment charge of between $30 million and $50 million ($19.0 million or $37.0 million, net of taxes, or $0.88 or $1.71 per share). The Company needs additional time to complete the complex calculations required to determine the actual extent of non-cash charge to reduce the carrying value of goodwill and anticipates that the calculation will be completed in sufficient time so that it can file its Annual Report on Form 10-K on or before February 2, 2009. None of the matters under review would impact cash flows, but net income and per share results will be reduced, as will stockholders’ equity.

Excluding the anticipated non-recurring impairment charge, the Company expects to report net income for the fourth quarter of fiscal 2008 of approximately $105.6 million or $4.88 per share, which includes a $93.3 million net gain on the sale of its directory business which is reported as discontinued operations-compared to a net income of $23.1 million or $1.03 per share in the fourth quarter of fiscal 2007. Excluding the non-recurring impairment charge, the Company’s fourth quarter 2008 net income from continuing operations, was $12.3 million, net of taxes, or $0.57 per share compared to $19.3 million, net of taxes, or $0.86 per share in the fourth quarter of 2007.

Volt anticipates that it will be able to file its Annual Report on Form 10-K on or before February 2, 2009 which would be considered a timely filing for SEC compliance purposes.

Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which include the Telecommunications Services and the Computer Systems segment, provide a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit Volt’s web site at http://www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor Information section.

Contact:

Volt Information Sciences, Inc.

Ron Kochman, 212-704-2400

voltinvest@volt.com